EXHIBIT 4.46

THIS NOTE AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT").  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

8% CONVERTIBLE NOTE
DUE _______

US $______	________, 2012
No. _______

FOR VALUE RECEIVED, New Leaf Brands, Inc., a Nevada corporation (the "Company"), hereby unconditionally promises to pay to the order of ______ (the "Holder"), or its assigns, the aggregate principal sum of ______ United States Dollars ($_______), together with interest on the unpaid principal balance of this 8% Unsecured Convertible Subordinated Note (this "Note") at a rate equal to eight percent (8%) (computed on the basis of the actual number of days elapsed in a 360-day year) per annum (the "Interest Rate") on the Maturity Date.  Interest shall accrue from the date hereof and shall continue to accrue on the outstanding principal balance of this Note until paid in full or converted.  Except as expressly provided herein, all payments of principal and interest by the Company under this Note shall be made in United States dollars in immediately available funds to an account specified by the Holder.

In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Holder as a payment of principal.

This Note is one of a series of Notes (the "Notes") of like tenor issued by the Company to the  Holders (as defined below).

1.  Definitions.  Capitalized terms used herein shall have the respective meanings ascribed thereto in the Purchase Agreements unless otherwise defined herein.  Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

"Affiliate" means with respect to any person or entity, any person or entity, which directly or indirectly, controls, is controlled by, or is under common control with such person or entity, as the case may be.

"Common Stock" means the Company’s Common Stock, $.001 par value per share.

"Conversion Shares" means the shares of the Company’s Common Stock issuable upon conversion of this Note.

"Liquidation Event" means any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

"Majority of Holders" means the holders of more than 50% of the outstanding aggregate principal amount of the Notes.

"Maturity Date" means September 2, 2013, subject to Section 3(b) hereof.

"Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

 A. "Transfer.  Subject to compliance with any applicable securities laws, this Note and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, by Holder upon five (5) days written notice to Maker.

2.   Payment of Principal and Interest; Prepayment.

  (a) Interest on this Note shall accrue from the date hereof and shall be payable, in arrears, on the Maturity Date, unless prepaid pursuant to Section 3(b) hereof or earlier converted pursuant to Section 4 hereof.

  (b) The Company shall not prepay all or any portion of the principal amount or accrued but unpaid interest on this Note without the prior written consent of the Holder; provided however, that, in connection with and upon a Liquidation Event, all or a portion of the principal amount of this Note, plus accrued but unpaid interest hereon, may be prepaid at the election of the Company or may be required to be prepaid by the Holder.  To the extent that the Company or the holders of Notes elect to have the Notes prepaid, any prepayments shall be paid pro rata to all Unsecured Holders of Notes and shall be applied first to the payment of accrued but unpaid interest (pro rata based on the amount of interest owed) and then to principal.  Without limiting the foregoing, if the Company elects to prepay any Note in connection with a Liquidation Event, it must elect to prepay all Notes on a pro rata basis.

3.   Conversion.

  (a) Conversion Right.  The Holder shall have the right from time to time, and at any time during the period beginning on the date which is thirteenth (13) months following the date of this Note and ending on the later of: (i) the Maturity Date and (ii) the date of payment of the Default Amount (as defined in Article 4), each in respect of the remaining outstanding principal amount of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non- assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price  (the “Conversion Price”) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Borrower by the Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., New York, New York time on such conversion date (the “Conversion Date”).  The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Borrower’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date, plus (3) at the Borrower’s option, Default Interest, if any .

  (b) Conversion Price.

(i) Calculation of Conversion Price.  The conversion price (the “Conversion Price”) shall equal the greater of (i) the Variable Conversion Price (as defined herein) and (ii) the Fixed Conversion Price (as defined herein) (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events).  The "Variable Conversion Price" shall mean 50% multiplied by the Market Price (as defined herein) (representing a discount rate of 50%).  “Market Price” means the average Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.  “Trading Price” means, for any security as of any date, the closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market (the “OTCBB”) as reported by a reliable reporting service (“Reporting Service”) designated by the Holder (i.e. Bloomberg) or, if the OTCBB is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc.  If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Price is required in order to determine the Conversion Price of such Notes.  “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the Pink Sheet or OTCBB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.  The Fixed Conversion Price shall equal $0.01.

  (c) No fractional shares shall be issued upon any conversion of this Note into Common Stock, as applicable, pursuant to Section 3(a) hereof.  If any fractional share of Common Stock, as applicable, would be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the Holder an amount in cash equal to the allocable portion of the price per share of such fractional share of Common Stock.  The Company covenants that all shares of Common Stock issued pursuant to Section 3(a) hereof will be duly and validly issued and fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

  (d) In order to exercise its election to convert the outstanding principal and accrued but unpaid interest on this Note into Common Stock, the Company shall provide written notice to the Holder of its election (if Company so elects) to convert the outstanding principal and accrued but unpaid interest on this Note pursuant to Section 3(a) hereof at least two (2) business days prior to the proposed date of such conversion.

  (e) Upon any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to vote with respect to any Liquidation Event, the Company shall provide notice to the Holder at least ten (10) business days prior to the record date specified therein (or such shorter period approved by a Majority of Holders) specifying (i) the date on which any such record is to be taken for the purpose of determining stockholders entitled to vote with respect to any such Liquidation Event and (ii) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidation Event.

  (f) In addition to the notice described in Section 3(e), the Company shall provide notice to the Holder of any Liquidation Event, as applicable, at least ten (10) business days prior to the consummation of such event (the "Corporate Event Notice").  The Corporate Event Notice shall set forth all material facts and terms relating to such Liquidation Event, including without limitation, as applicable: (i) the nature, amount, terms and conditions of payment, if any, to the holders of Common Stock in connection with any such Liquidation Event, (ii) the date on which such Liquidation Event is expected to be consummated, (iii) the procedures that must be followed (and the latest date that such procedures must be completed) in order for the Holder to effect a conversion of this Note into shares of Common Stock, and (iv) a statement as to whether the Company has elected to prepay this Note in connection with the Liquidation Event pursuant to Section 2(b) hereof.  The Corporate Event Notice shall also provide the Holder with the option to require the Company to prepay this Note pursuant to Section 2(b) hereof.  Upon receipt of the Corporate Event Notice, the Holder shall promptly (but in any event at least two (2) business days prior to the consummation of the Liquidation Event) provide written notice to the Company of its election (if Holder so elects) to have this Note prepaid pursuant to Section 2(b) hereof.

4.   Event of Default.  The occurrence of any of following events shall constitute an "Event of Default" hereunder:

  (a) the failure of the Company to make any payment of principal on this Note when due, whether at maturity, upon acceleration or otherwise;

  (b) the failure of the Company to make any payment of interest on this Note, or any other amounts due under the Notes when due, whether at maturity, upon acceleration or otherwise,

   (c) acceleration of any Senior Indebtedness, which acceleration is not rescinded within ten (10) days;

  (d) the Company or a subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or a subsidiary as bankrupt or insolvent; or any order for relief with respect to the Company or a subsidiary is entered under the Federal Bankruptcy Code or any other bankruptcy or insolvency law; or the Company or a subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or a subsidiary or of any substantial part of the assets of the Company or a subsidiary, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or a subsidiary and either (i) the Company or such subsidiary by any act indicates its approval thereof, consents thereto or acquiescence therein or (ii) such petition application or proceeding is not dismissed within twenty (20) days;

  (e) if any representation or warranty of the Company made herein or in any of the other Notes or other document executed by the Company in connection with the Notes shall prove to have been false or misleading in a material respect when made or furnished; or

  (f) if the Company fails to observe or perform in any material respect any of its covenants contained in the Notes and such failure continues for more than twenty (20) days.

Upon the occurrence of any such Event of Default all unpaid principal and accrued interest under this Note shall become immediately due and payable (i) upon election of a Majority of Holders, with respect to (a) through (c) and (e) and (f), and (ii) automatically, with respect to (d).  Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity, including, without limitation, exercising its rights under this Note.  If an Event of Default occurs, the Company shall pay to the Holder the reasonable attorneys' fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder’s rights and remedies hereunder.

5.   Representations And Warranties of the Company.

  (a) Reservation of Shares.  The Company has reserved a sufficient number of shares of Common Stock necessary for issuance upon the conversion of the Notes.

  (b) Offering Valid.  Assuming the accuracy of the representations and warranties of Holder contained in Section 8 hereof, the offer, sale and issuance of the Notes and the issuance of Conversion Shares upon conversion of the Notes will be exempt from the registration requirements of the Securities Act, and will be registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Notes to any person or persons so as to bring the sale of such Notes by the Company within the registration provisions of the Securities Act or any state securities laws.

6.   Investment Representations.  By its accpetance of this Note, Holder acknowledges that this Note and the Conversion Shares have not been registered under the Securities Act.  Holder also understands that the Holder Note and the Conversion Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Holder's representations set ofrth below.  By its accpetance of this Note, Holder hereby represents and warrants as follows:

  (a) Holder Bears Economic Risk.  Holder has substantial experience in financial and business matters and in evaluating and investing in private placement transactions of securities in companies similar to the Company so that Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  Holder must bear the economic risk of this investment indefinitely unless this Note or the Conversion Shares are registered pursuant to the Securities Act, or an exemption from registration is available.  Holder understands that the Company has no present intention of registering the Notes or the Conversion Shares.  Holder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Holder to transfer all or any portion of this Not or the Conversion Shares under the circumstances, in the amounts or at the times Holder might propose.

  (b) Acquisition for Own Account. Holder is acquiring this Note and the Conversion Shares for Holder's own account for investment only, and not with a view towards their distribution.

  (c) Holder Can Protect Its Interest.  Holder represents that by reason of its, or of its management, business or financial experience, Holder has the capacity to protect its own interests in connection with the transactions contemplated in this Note.

  (d) Accredited Investor.  Holder represents that he, she or it is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

  (e) Rule 144. Holder acknowledges and agrees that this Note and the Conversion Shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Holder has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things:  the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

  (f) Residence. Holder resides in the state identified in the address of Holder set forth beneath Holder's signature on the signature page hereto.

  (g) Legend.  All certificates representing the Conversion Shares, if any, will have endorsed thereon a legend prohibiting transfer except in compliance with the Securities Act and applicable state securities laws.  Such certificates also will contain any additional legend required to be placed thereon by any applicable Blue Sky or other regulations.

7.   No Waiver.  No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

8.   Amendments in Writing.  Any term of this Note may be amended, modified (including, without limitation, any extension of the Maturity Date, to change the conversion price or to cause the Notes to be prepayable) or waived upon the written consent of the Company and a Majority of Holders; provided however, that, any such amendment or waiver must apply to all outstanding Notes; provided further, that, the Interest Rate, Section 3(b) hereof and Section 6 hereof may not be amended or waived without the written consent of Holder.  No such waiver or consent in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.  The Company shall promptly notify all Note holders of any such change or amendment.

9.  Waivers.  The Company hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

10. Governing Law; Jurisdiction; Venue.  This Note, and all matters arising directly and indirectly herefrom (the "Covered Matters"), shall be governed in all respects by the laws of the State of New Jersey as such laws are applied to agreements between parties in New Jersey.  The Company irrevocably submits to the personal jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters.  Service of process on the Company in connection with any such suit, action or proceeding may be served on the Company anywhere in the world by the same methods as are specified for the giving of notices under this Note.  The Company irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11. Costs.  If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

12. Notices.  All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Holder at the address set forth on the books and records of the Company or at such other place as may be designated by the Holder in writing to the Company, and to the Company at 1 Dewolf Road, Suite 208, Old Tappan, New Jersey 07675, Attention: Chief Executive Officer, david@newelafbrands.com, facsimile no. 201-543-0297, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 13

13. Successors and Assigns.  This Note shall be binding upon the successors or assigns of the Company and shall inure to the benefit of the successors and assigns of the Holder.

14. Specific Performance.  The Company acnkowledges that any violation or breach of its obligations under this Note shall result in immediate and irreparable injury to the Holder for which a remedy at law would be inadequate.  Accordingly, in the event of any breach or threatened breach by the Company of its obligations under this Note, the Holder shall be entitled to have such court compel the Company to specifically perform its obligations under this Note.

15. Waiver of Jury Trial.  THE BORROWER AND THE BANK WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name effective as of the date first above written.

NEW LEAF BRANDS, INC.

By:
Name: David Fuselier
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED

By:

Address:

EXHIBIT A
NOTICE OF CONVERSION

The undersigned hereby elects to convert $_________________ principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of NEW LEAF BRANDS, INC., a Nevada corporation (the “Borrower”) according to the conditions of the convertible note of the Borrower dated as of __________ (the “Note”), as of the date written below.  No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☐
The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Date of Conversion:	_____________________
Applicable Conversion Price:	$____________________
Number of Shares of Common Stock to be Issued
Pursuant to Conversion of the Notes:	_____________________
Amount of Principal Balance Due remaining
Under the Note after this conversion:	_____________________

By:
Name:
Title:
Date: